Exhibit 5.1

Mehdi Khodadad

+1 650 843 5005

mkhodadad@cooley.com

October 19, 2016

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

We have acted as counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you have requested our opinion with respect to certain matters in connection with the offering by the Company of (a) up to 5,675,825 shares of the Company’s common stock, par value $0.0001 per share, including 740,325 shares for which the underwriters have been granted an option to purchase (the “Common Stock”), to be issued pursuant to that certain Common Stock Underwriting Agreement (the “Common Agreement”), dated October 19, 2016, among the Company, Cowen and Company, LLC, and Wells Fargo Securities, LLC, as representatives (the “Common Representatives”) of the underwriters named in Schedule A thereto, consisting of shares of common stock pursuant to Registration Statement No. 333-195779 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated June 10, 2014, included therein (the “Base Prospectus”), and the related prospectus supplement dated October 19, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Common Prospectus Supplement”), and (b) up to 1,558 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock” and, together with the Common Stock, the “Stock”), to be issued pursuant to that certain Series C Convertible Preferred Stock Underwriting Agreement (together with the Common Agreement, the “Agreements”), dated October 19, 2016, among the Company, Cowen and Company, LLC, and Wells Fargo Securities, LLC as representatives (together with the Common Representatives, the “Representatives”) of the underwriters named in Schedule A thereto, consisting of shares of preferred stock pursuant to the Registration Statement, filed with the Commission under the Act, the Base Prospectus, and the related prospectus supplement dated October 19, 2016, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, and the Common Prospectus Supplement, the “Prospectuses”). The Stock is to be sold by the Company as described in the Registration Statement and the Prospectuses.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectuses, the Company’s Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the Agreements and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the

COOLEY LLP   3175 HANOVER STREET   PALO ALTO, CA   94304-1130

T: (650) 843-5000   F: (650) 849-7400   COOLEY.COM

Sunesis Pharmaceuticals, Inc.

October 19, 2016

Page Two

due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that the Certificate of Designation for the Preferred Stock shall have been filed with the Secretary of State of Delaware.

As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Stock to be convertible for more shares of the Company’s common stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Stock, when sold in accordance with the Agreements, the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable and (ii) the common stock issuable upon the conversion of the Preferred Stock, when issued upon the conversion of the Preferred Stock in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

[Signature page to follow]

COOLEY LLP   3175 HANOVER STREET   PALO ALTO, CA   94304-1130

T: (650) 843-5000   F: (650) 849-7400   COOLEY.COM

Sunesis Pharmaceuticals, Inc.

October 19, 2016

Page Three

Very truly yours,

Cooley LLP

By:	/s/ Mehdi Khodadad
Mehdi Khodadad

COOLEY LLP   3175 HANOVER STREET   PALO ALTO, CA   94304-1130

T: (650) 843-5000   F: (650) 849-7400   COOLEY.COM